Exhibit 99.1

CONTACT:	Julie Lorigan
Senior Vice President, Investor and Media Relations
(781) 741-7775

Stacy Berns/Melissa Jaffin – Investor/Media Relations
Berns Communications Group
(212) 994-4660 or (212) 871-8701
TALBOTS ANNOUNCES SECOND QUARTER 2008 SALES RESULTS
-Talbots Brand Merchandise Gross Margin Continues to Expand
-New Product and Merchandise Strategies to Launch in Third Quarter
-Company Reconfirms Earnings Outlook for Fiscal Year 2008
          Hingham, MA, August 7, 2008– The Talbots, Inc. (NYSE: TLB) today announced total Company sales for the thirteen weeks ended August 2, 2008 of $528 million, versus last year’s reported sales of $572 million. By brand, retail store sales were $352 million for Talbots compared to $392 million last year, and $74 million for J. Jill compared to $80 million last year.
          Total Company comparable store sales declined 12.0% for the thirteen-week period. Comparable store sales for Talbots brand decreased 11.7% for the thirteen-week period and for the J. Jill brand, comparable store sales decreased 13.2% in the period.
          Consolidated direct marketing sales for the thirteen-week period were $102 million, including catalog and Internet, compared to $100 million last year.
          Year-to-date sales for the twenty-six weeks ended August 2, 2008 decreased 7% to $1,070 million from $1,146 million reported for the twenty-six weeks ended August 4, 2007. Retail store sales by brand were $715 million for Talbots and $146 million for J. Jill.
          Total Company comparable store sales declined 10.9% for the six-month period. By brand, comparable store sales for Talbots decreased 9.5% and J. Jill’s comparable store sales declined 16.8%.
          Consolidated direct marketing sales, including catalog and Internet, for the six-month period increased 2% to $209 million from $206 million reported last year.

          Trudy F. Sullivan, President and Chief Executive Officer of The Talbots, Inc. commented, “Our second quarter sales results reflect a weak response to our Talbots and J. Jill brand end of season clearance events, which began in June. Further, we made two key business decisions during the quarter that although we expect to benefit from in the third quarter, negatively impacted our second quarter results.”
          “First, we shifted the start of our Talbots brand June end of season clearance event to one week later versus last year and plan to extend it through mid-August, compared to the year ago event, which ran one day in August. This timing has had an adverse effect on our Company’s second quarter sales, but is expected to benefit August sales.”
          “The strategic change to monthly markdown cadence has enabled the Talbots brand to smooth out its markdown selling, sell its markdown goods at a higher average unit retail value and flow new product across channels on a more consistent basis, all of which are expected to contribute to merchandise gross margin expansion. We currently anticipate that our Talbots brand second quarter merchandise gross margin from ongoing core operations will be up approximately 380 basis points over the prior year, which is an even greater improvement over the first quarter of 2008.”
          Ms. Sullivan continued, “The second decision that impacted our results was a more aggressive approach to liquidation during the J. Jill brand’s June end of season clearance event. The heavy inventory position heading into the clearance event led to deeper markdowns and will result in an approximate 490 basis point decline in the J. Jill brand merchandise gross margin in the second quarter. However, this will enable the brand to start the fall season with a lean inventory position.”
Additional Second Quarter Sales Commentary:
•	The Talbots brand second quarter regular price selling trends were consistent with its first quarter trends of negative mid-single digits on inventories in the negative high-teens. This resulted in much improved sell-thru to the year ago period.

•	June comps were the most difficult in the quarter, particularly for the Talbots brand due to the shift in the start of the season end sale event. However, both brands experienced a pick-up in selling trends in July, with total company comps in the positive low single digit range.

•	The Company ended the quarter with very lean inventory positions at both brands, with total Company inventory down 22% compared to last year.

•	Overall for the Company, the improvement in Talbots brand merchandise gross margin will be offset by the decline in J. Jill brand merchandise gross margin and deleverage in occupancy costs due to negative comps. This will result in second quarter total Company reported gross margin of approximately 30 basis points below last year.

•	The Company expects to be in compliance with all covenants of its acquisition term loan agreement for the second quarter fiscal 2008.

          Ms. Sullivan concluded, “As we enter the third quarter, we are optimistic about the opportunities that lie ahead as we introduce our revamped and reinvigorated product offerings at both brands reflecting the new creative teams. However, we remain cautious about the retail sector given the continued uncertainty in the macroeconomic environment and the consumer’s judicious purchasing behavior. While we are maintaining our previously announced outlook for the full year 2008 earnings, we will continue to closely monitor our performance and the macro environment, as we focus on driving growth across the organization and enhancing our long term shareholder value. Overall, we continue to be confident in our approach and the steps we are taking to manage our business.”
Second Half 2008 Outlook
          The Company has reconfirmed its previously announced outlook for fiscal 2008 earnings from ongoing core operations, excluding Talbots Kids, Mens and U.K. operating results and close down costs, to be approximately in the range of $0.47 to $0.52 per diluted share. The Company is planning for a loss from non core operations in the range of approximately ($0.64) to ($0.59) per share, for a total loss per share in the range of approximately ($0.17) to ($0.07), compared to the ($3.56) loss per share reported in fiscal 2007.
          As previously stated, the Company expects that it will complete the closing of its Talbots Kids, Mens and U.K. businesses in the third quarter of 2008. At that time, the operating results and close down costs of these businesses will be reported as discontinued operations for the third quarter and all prior reporting periods.
          The Company plans to release its second quarter 2008 operating results on Wednesday, August 27, 2008 and will provide additional details at that time.
          The Talbots, Inc. is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories. The Company currently operates stores in 869 locations in 47 states, the District of Columbia, and Canada, with 592 locations under the Talbots brand name and 277 locations under the J. Jill brand name. Both brands target the age 35 plus customer population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com.
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The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “look,” “believe,” “anticipate,” “outlook,” “will,” “would,” “should,” “guidance,” or similar statements or variations of such terms. All of the information concerning our financial outlook (including future profitability, future comparable stores sales, future earnings and other future financial performance or operating measures), future credit facilities, future merchandise purchases, future cash needs, and other future financial performance or financial position constitutes forward-looking information.
Our forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company which involve substantial risks and uncertainty, including assumptions and projections concerning our internal plan including our budget for regular-price and markdown selling and operating cash flow for forward periods. All of our forward-looking statements are as of the date of this release only. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. Actual results may differ materially from our forward-looking statements. The Company does not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized.
Any public statements or disclosures by us following this release which modify or impact any of the forward-looking statements contained in or accompanying this release will be deemed to modify or supersede such statements in or accompanying this release.
Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including the following risks: the impact of the continued deterioration in the U.S. economic environment, including continued negative impact on consumer discretionary spending, the disruption and significant tightening in the U.S. credit and lending markets, recessionary and inflationary pressures, high energy prices, and declining value of the U.S. dollar; the success and customer acceptance of our new merchandise offerings including our fall, winter and other seasonal fashions and merchandise offerings; our ability to accurately estimate and forecast future regular-price and markdown selling and operating cash flow; achieving the Company’s sales plan for the year for each of the Talbots and J. Jill brands; achieving the Company’s operating cash flow plan for the year; successfully executing the Company’s strategic initiatives, including anticipated lower inventory levels, expected operating expense and other cost reductions, the success of the new promotional cadence for the Talbots brand, reduced markdown exposure and improved gross margins, the successful closing of the Talbots Kids and Talbots Mens business concepts and closing of other underperforming stores; continued ability to purchase merchandise on open account purchase terms at expected levels; obtaining letter of credit facilities for merchandise purchases from vendors who require such facilities; the Company’s ability to obtain any necessary increases in its credit facilities as may be needed from time to time; the Company’s ability to reduce spending as needed; and the Company’s ability to continue to satisfy its financial covenants under its existing debt agreements. In each case, actual results may differ materially from such forward-looking information.
Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Talbots website at www.thetalbotsinc.com under “Investor Relations” and you are urged to carefully consider all such factors.
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